Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.13 Per Share

San Jose, California — April 23, 2020 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors declared a  quarterly cash dividend of $0.13 per share to holders of common stock.  The dividend will be payable on May 21, 2020, to shareholders of record at close of business day on May 7, 2020.

“As we continue to navigate through these unprecedented times of dealing with the Coronavirus pandemic and its full economic effects,  the Company’s strong capital position, sound underlying earnings and substantial liquidity position, allows us to maintain our regular quarterly cash dividend and continue to reward our loyal shareholders,” said Keith A. Wilton, President and Chief Executive Officer.  “We will continue to assist our customers, employees and our communities with their financial needs during these challenging times.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct:  (408) 494-4542

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